As filed with the Securities and Exchange Commission on May 16, 2013

Registration No. 333-125055

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2201716
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

(Address and Zip Code of Principal Executive Offices)

SUSQUEHANNA BANCSHARES, INC. 2005 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

William J. Reuter

Chairman and Chief Executive Officer

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copies to:

Joanne R. Soslow, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-125055) filed by Susquehanna Bancshares, Inc. (the “Company”) on May 19, 2005 is filed in order to deregister securities remaining under such registration statement.

On May 19, 2005, the Company filed a registration statement on Form S-8 (File No. 333-125055) to register an aggregate of 2,000,000 shares of common stock issuable under the Susquehanna Bancshares, Inc. 2005 Equity Compensation Plan (the “2005 Plan”). On May 3, 2013 (the “Approval Date”), the Company’s shareholders approved the adoption of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan (the “Plan”) that replaced and superseded the 2005 Plan.

The Plan provides, among other things, that any shares of common stock with respect to awards granted under the 2005 Plan that are outstanding on the Approval Date (such shares, the “Outstanding Award Shares”) will be issued under the Plan. The Plan also provides that Outstanding Award Shares that terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised on or after the Approval Date will become available for issuance under the Plan. In addition, any shares of common stock of the Company that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan. Furthermore, as of the Approval Date, no future awards will be made under the 2005 Plan and, therefore, the shares of common stock that were available for grant under the 2005 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2005 Plan but instead will be available for awards under the Plan (Outstanding Award Shares and the Remaining Shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares and the Remaining Shares may be issued under the Plan and to carry over the filing fees for Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares and the Remaining Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-125055), filed for the 2005 Plan, to the registration statement on Form S-8 filed for the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth of Pennsylvania, on this May 16, 2013.

SUSQUEHANNA BANCSHARES, INC.

/s/ William J. Reuter
William J. Reuter Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Reuter William J. Reuter	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2013

/s/ Drew K. Hostetter Drew K. Hostetter	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2013

/s/ Anthony J. Agnone, Sr. Anthony J. Agnone, Sr.	Director	May 16, 2013

/s/ Wayne E. Alter, Jr. Wayne E. Alter, Jr.	Director	May 16, 2013

/s/ Henry R. Gibbel Henry R. Gibbel	Director	May 16, 2013

/s/ Bruce A. Hepburn Bruce A. Hepburn	Director	May 16, 2013

Signature	Title	Date

/s/ Donald L. Hoffman Donald L. Hoffman	Director	May 16, 2013

/s/ Sara G. Kirkland Sara G. Kirkland	Director	May 16, 2013

Jeffrey F. Lehman	Director	May 16, 2013

/s/ Michael A. Morello Michael A. Morello	Director	May 16, 2013

/s/ Scott J. Newkam Scott J. Newkam	Director	May 16, 2013

/s/ Robert E. Poole, Jr. Robert E. Poole, Jr.	Director	May 16, 2013

/s/ Andrew S. Samuel Andrew S. Samuel	Director	May 16, 2013

/s/ Christine Sears Christine Sears	Director	May 16, 2013

/s/ James A. Ulsh James A. Ulsh	Director	May 16, 2013